As filed with the U.S. Securities and Exchange Commission on April 21, 2025
Registration No. 333-268082

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3 REGISTRATION STATEMENT NO. 333-268082
UNDER THE SECURITIES ACT OF 1933

Paragon 28, Inc.
(Exact name of registrant as specified in its charter)

Delaware	27-3170186
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

345 East Main Street
Warsaw, IN 46580
(574) 373-3333
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chad F. Phipps
Senior Vice President,
General Counsel and Secretary
Zimmer Biomet Holdings, Inc.
345 East Main Street
Warsaw, Indiana 46580
(574) 373-3333
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gabrielle M. Witt
Joseph E. Gilligan

Hogan Lovells US LLP
555 13th Street NW
Washington, DC 20004
(202) 637-5600

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Paragon 28, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”):

●
Registration Statement on Form S-3 (No. 333-268082), filed with the SEC on November 1, 2022, which registered, in a primary offering, an indeterminate number or amount of securities which together could have an aggregate initial offering price not to exceed $100,000,000, and 10,000,000 shares of common stock, par value $0.01 per share, of the Registrant that the selling stockholders to be named in a supplement to the prospectus may offer for resale from time to time pursuant to the Registration Statement.

On April 21, 2025, pursuant to the Agreement and Plan of Merger, dated as of January 28, 2025, by and among the Registrant, Zimmer, Inc. (“Zimmer”), a Delaware corporation and a wholly owned subsidiary of Zimmer Biomet Holdings, Inc. (“Zimmer Biomet”), Gazelle Merger Sub I, Inc., a Delaware corporation and a wholly owned Subsidiary of Zimmer (“Merger Sub”) and, for certain provisions therein, Zimmer Biomet, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Zimmer.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. Accordingly, the Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered but remained unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, on April 21, 2025.

PARAGON 28, INC.

By:	/s/ Chad F. Phipps
	Name:	Chad F. Phipps
	Title:	Senior Vice President and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.